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                                                            EXHIBIT 99B.23(h)-15

                         SHAREHOLDER SERVICES AGREEMENT

                         BERGER SMALL CAP VALUE FUND II
                              SERVICE SHARES CLASS
                 (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)

     This SHAREHOLDER SERVICES AGREEMENT (the "Agreement") is made this 28th day of March, 2002, between BERGER FINANCIAL GROUP LLC, a Nevada limited liability company ("Berger"), and BERGER INVESTMENT PORTFOLIO TRUST, a Delaware business trust (the "Trust"), with respect to the Service Shares Class of the BERGER SMALL CAP VALUE FUND II, a series of the Trust (the "Fund").

                                    RECITALS

     A. The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act").

     B. The Trust is authorized to create separate series of shares, each with its own separate investment portfolio, one of such series created by the Trust being the Fund, and to create separate classes of shares for each series, one such class created by the Trust being the Service Shares Class.

     C. The Trust wishes to retain Berger to provide services to shareholders of the Service Shares Class of the Fund, and Berger is willing to furnish such services.

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Appointment. The Trust hereby appoints Berger to provide to the Service Shares Class of the Fund the shareholder services specified in Section 2 of this Agreement. Berger accepts such appointment and agrees to furnish such shareholder services in return for compensation as provided in Section 3 of this Agreement. Berger agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

     2. Services. In its capacity as service provider under the terms of this Agreement, Berger shall be generally responsible for providing shareholder services to shareholders of the Fund and for interaction with shareholders of the Fund on behalf of the Trust. Berger may provide services itself or may cause or arrange for others to provide some or all such services to certain shareholders. In addition to providing services directly to shareholders of the Fund, Berger is hereby appointed the Fund's agent to select, negotiate and subcontract for the performance of services through other financial intermediaries. The shareholder services provided by Berger hereunder are distinct from services provided by Berger in any other capacity, such as Distributor, pursuant to

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separate agreements with the Trust. The shareholder services to be provided by
Berger under this Agreement include the following:

         (a) responding to shareholder inquiries;

         (b) handling shareholder requests for redemptions of Fund shares;

         (c) assisting shareholders in changing dividend options, account designations and addresses;

         (d) transmitting proxy statements, annual reports, prospectuses and other correspondence from the Fund to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations or regular statements of account) where such shareholders hold shares of the Fund registered in the name of Berger or its nominee; and

         (e) providing such other information and assistance to shareholders as may be reasonably requested by such shareholders.

     3. Compensation. The Trust shall pay to Berger for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.25% of the average daily net assets of the Fund. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. Berger shall waive or reimburse the Fund for any portion of the fee not paid by Berger to other financial intermediaries.

     4. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Berger at its principal place of business. This Agreement may be terminated by Berger at any time, without penalty, by giving sixty (60) days' advance written notice of termination to the Trust, addressed to its principal place of business.

     5. Term. This Agreement shall continue in effect until April 30, 2003, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund.

     6. Amendments and Assignment. This Agreement may be amended or assigned by the parties only if such amendment or assignment is specifically approved by the written consent of the

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other party, including approval by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund or Berger.

     7. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     8. Limitation of Liability of Berger. Berger shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this
Section 8, "Berger" shall include any affiliate of Berger performing services for the Trust contemplated hereunder and managers, members, owners, officers and employees of Berger and such affiliates.

     9. Activities of Berger. The services of Berger to the Trust hereunder are not to be deemed to be exclusive, and Berger and its affiliates are free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, member, owner, officer or employee of Berger to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Berger as managers, members, owners, officers and shareholders of Berger, that managers, members, owners, officers, employees and shareholders of Berger are or may become similarly interested in the Trust, and that Berger may become interested in the Trust as a shareholder or otherwise.

     10. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

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     11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     12. Miscellaneous. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Shareholder Services Agreement as of the date and year first above written.

                                       BERGER FINANCIAL GROUP LLC,
                                       a Nevada Limited Liability Company

                                       By:
                                           -------------------------------------
                                       Name: Jack R. Thompson
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------

                                       BERGER INVESTMENT PORTFOLIO TRUST,
                                       with respect to the series known as the
                                       Berger Small Cap Value Fund II,
                                       and its class, the Service Shares Class

                                       By:
                                           -------------------------------------
                                       Name: Jack R. Thompson
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------